Exhibit (a)(3)

Celanese AG Frankfurter Straße 111 61476 Kronberg im Taunus Germany

Kronberg, 02/10/2004

Dear Shareholder,

Enclosed please find the reasoned opinions from the Celanese AG Board of Management and Supervisory Board. They represent our respective opinions on Blackstone’s tender offer, which was sent to you in the last few days.

Both boards approved their respective opinions in their separate meetings on February 6 and February 9, 2004 after carefully reviewing the offer documents. The Board of Management as well as the Supervisory Board independently came to the conclusion that the offer is in the interest of the shareholders, employees and the company and thus recommend shareholders accept the offer.

In their review of the offer, the Board of Management and the Supervisory Board considered a number of different factors. These factors included the offer price of €32.50 and the intentions announced by Blackstone to support the current corporate strategy by accessing additional financial resources, to continue the constructive dialogue between company management and employee representatives and to support the company’s employees.

The enclosed reasoned opinions from the Board of Management and the Supervisory Board, along with the bidder’s offer documents should enable you to carefully evaluate the offer and decide whether to accept or reject it by the end of the tender offer deadline on March 15, 2004.

If you have any further questions about the offer, you can call the special hotline set up by the bidder at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the USA and Canada) or +1-646-822-7403 (collect call if made from any other country). A separate hotline is available to handle other questions on the reasoned opinions of the Board of Management or the Supervisory Board of Celanese AG. The number for this hotline in Germany is 0800-5600815 (toll-free) and +49 69 910 82579 (this call will be charged) when calling from countries other than Germany. You can call this hotline in the USA at +1-888-684-1236 (toll-free) and at +1-201-373-5213 (collect call).

Sincerely,

Claudio Sonder Chairman of the Board of Management	Dr. Günter Metz Chairman of the Supervisory Board

Chairman of Supervisory Board: Günter Metz

Board of Management: Claudio Sonder, Chairman; David N. Weidman (Vice-Chairman), Lyndon Cole, Andreas Pohlmann, Perry W. Premdas
Registered place of business: Kronberg im Taunus • Commercial register: Königstein im Taunus, HRB 5277